TIFF INVESTMENT PROGRAM, INC.
TIFF Emerging Markets Fund

UNANIMOUS CONSENT OF STOCKHOLDERS

Foundation Advisers, Inc. ("FAI"), being the sole remaining shareholder of the TIFF Emerging Markets Fund (the "Portfolio"), a separate series of TIFF Investment Program, Inc. (the "Corporation"), hereby approves the following preambles and resolutions pursuant to Section 2-505 of the Maryland General Corporation Law ("MGCL") and Article II, Section 11 of the By-laws of the Corporation, effective as of December 27, 2001:

     WHEREAS, on December 18, 2001, the Board of Directors of the Corporation voted to (i) approve the liquidation and dissolution of the Portfolio and the winding up of its business affairs, including the preparation and filing of Articles Supplementary for record with the State Department of Assessments and Taxation of the State of Maryland under Sections 2-208 and 2-208.1 of the MGCL reclassifying the shares of stock of the Corporation that previously have been classified as shares of the Portfolio, (ii) establish a reserve in an amount designed to cover all of the outstanding obligations of the Corporation with respect to the Portfolio, and (iii) submit to the remaining shareholders of the Portfolio a proposal to dissolve the Portfolio; and

     WHEREAS, all of the other holders of the shares of the Portfolio have redeemed their shares of the Portfolio effective as of December 26, 2001; and

     WHEREAS, FAI is the sole remaining shareholder of the Portfolio and, as such, is the only shareholder of the Corporation that is entitled to vote on the proposal to dissolve the Portfolio;

     NOW, THEREFORE, BE IT RESOLVED, that, after payment of all outstanding debts of the Corporation with respect to the Portfolio and the orderly winding up of the business affairs of the Corporation with respect to the Portfolio, the Portfolio shall be dissolved in accordance with applicable law, and be it further

     RESOLVED, that this unanimous written consent shall be filed with the records of the stockholders meetings of the Corporation.


FOUNDATION ADVISERS, INC.



By:  _______________________________________
        [Name and Title of Person Signing on behalf of FAI]